Exhibit 3.8.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NUKKLEUS INC.

Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of Nukkleus Inc. (the “Corporation”), a corporation duly formed and currently existing under the laws of the State of Delaware, does hereby certify as follows:

ONE: The name of this corporation is Nukkleus Inc. and the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 22, 2023.

TWO: The Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was amended on October 11, 2024.

THREE: The Certificate of Correction to the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was amended on October 16, 2024.

FOUR: The Certificate of Amendment to the Certificate of Correction to the Amended and Restated Certificate of Incorporation of the Corporation was amended on October 18, 2024.

The Certificate of Amendment to the Amended and Restated Certificate of Incorporation is hereby amended as follows:

FIRST: That Article I of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the sentence contained therein and inserted the following in its stead:

“The name of the Corporation is T3 Defense Inc.”

SECOND: That such amendment has been duly adopted by the unanimous written consent of the Board of the Directors of the Corporation in accordance with the provisions of 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of 12:01 a.m. Eastern time on February 4, 2026.

Dated: February 2, 2026

Nukkleus Inc.

By:	/s/ Menachem Shalom
Name:	Menachem Shalom
Title:	President and Chief Executive Officer